CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 28, 2014 relating to the financial statements of AllianceBernstein Global Risk Allocation Fund, Inc. for the fiscal year ended November 30, 2013, which are incorporated by reference in this Post-Effective Amendment No. 122 to the Registration Statement (Form N-1A No. 2-10988) of AllianceBernstein Global Risk Allocation Fund, Inc.

                                                          /s/ ERNST & YOUNG LLP




New York, New York
February 25, 2014